Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Automatic Shelf Registration Statement on Form S-3 of Kodiak Oil & Gas Corp. (the “Company”) of our reports dated March 3, 2011 relating to our audits of the consolidated financial statements and internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

HEIN & ASSOCIATES LLP

Denver, Colorado

April 14, 2011